Exhibit 99.2

Unaudited Pro Forma Condensed Financial Statements
As of September 30, 2011 and
For the Year Ended September 30, 2011

On October 3, 2011, InterAmerican Gaming Inc. (“InterAmerican” or the “Company” or the “Registrant”) merged with SoFit Mobile Inc. a corporation existing under the laws of Ontario (“SoFit”).  Pursuant to the merger, the Registrant acquired 80.1% of the outstanding common shares of SoFit through the issuance of 77.8 million common shares of the Registrant to the shareholders of SoFit.

As a result of the Merger and pursuant to the Resolutions, SoFit has become a subsidiary of the Registrant and the Registrant issued shares of its common stock to shareholders of SoFit at a rate of 97 shares of the Registrant’s common stock for each SoFit common share. Immediately prior to the Merger, the Registrant had 67,868,234 shares of common stock outstanding.

Following the Merger, the Registrant has 145,668,234 shares of common stock outstanding after the share exchange and the issuance of 77,800,000 common shares to the shareholders of SoFit.

The accompanying unaudited pro forma condensed financial statements have been prepared to present the balance sheet and statements of operations of the Company to indicate how the consolidated financial statements of the Company might have looked like if the share exchange with SoFit and transactions related to the share exchange had occurred as of the beginning of the periods presented.

The transaction has been accounted for as a reverse merger, and SoFit is the acquiring company on the basis that SoFit’s senior management became the entire senior management of the merged entity and there was a change of control of the Company. In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations; Reverse Acquisitions, SoFit was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of the SoFit’s dcapital structure.

INTERAMERICAN GAMING INC.
Unaudited Pro Forma Condensed Balance Sheet
September 30, 2011

	Historical		Pro Forma
	SoFit Mobile Inc.	InterAmerican Gaming Inc.	Adjustments	Notes	Combined
Assets
Current assets:
Other assets	$1,452	$-	$-		$1,452
Due from related parties	19,815	-	-		19,815
Total current assets	21,267	-	-		21,267

Total assets	$21,267	$-	$-		$21,267

Liabilities
Current liabilities
Bank overdraft	$3	$-	$-		$3
Accounts payable	8,639	204,988	-		213,627
Accrued liabilities	-	30,445	-		30,445
Due to related parties	-	607,751	-		607,751
Liabilities of discontinued operations	-	31,678	-		31,678
Total Current Liabilities	8,642	874,862	-		883,504

Total liabilities	8,642	874,862	-		883,504

(Deficiency) in stockholders’ equity
Common stock, SoFit	38,525		(38,525)	(a)	-
InterAmerican	-	679	778	(a)	1,457
Subscription receivable	(879)	-	-		(879)
Additional paid-in capital	-	9,631,633	37,747 (10,507,174) 840,306	(a) (a) (c)	-
Accumulated deficit	(24,088)	(10,507,174)	(2,512) 10,507,174 (840,306)	(b) (a) (c)	(864,394)
Accumulated other comprehensive income	(933)	-	-		(933)
Noncontrolling interest	-	-	2,512	(b)	2,512

Total (deficiency) in stockholders’ equity	12,625	(874,862)	-		(862,237)

Total liabilities and (deficiency) in stockholders’ equity	$21,267	$-	$-		$21,267

INTERAMERICAN GAMING INC.
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended September 30. 2011

	Historical		Pro Forma
	SoFit	InterAmerican	Adjustments	Notes	Combined

Revenue	$-	$-	$-		$-

Expenses
Professional fees	-	10,445	-		10,445
General and administrative	10,551	6,768	-		17,319
Research and Development	13,537	-	-		13,537
Total Expenses	24,088	17,213	-		41,301

Net loss before other expenses	(24,088)	(17,213)	-		(41,301)

Other (Income) Expense :
Foreign Currency (Gain)	-	(10,021)	-		(10,021)
Total other expenses	-	(10,021)			(10,021)

(Loss) Income Before Income Taxes	(24,088)	(7,192)	-		(31,280)
Provision for income taxes (Note 10)	-	-
Net (Loss)	$(24,088)	$(7,192)	$-		$(31,280)

Net Loss per share, basic and diluted	$(0.025)	$(0.0001)	$-		$(0.0002)

Weighted Average Number of Common Shares Outstanding During the Year – basic and diluted	953,218	67,868,234	-		145,668,234

Comprehensive (Loss):
Net (Loss)	$(24,088)	$(7,192)	$-		$(31,280)
Foreign exchange translation adjustment for the period	(933)	-	-		(933)
Comprehensive (Loss)	$(25,021)	$(7,192)	$-		$(32,213)

INTERAMERICAN GAMING INC.
Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1. Basis of Presentation.

These unaudited condensed combined pro forma financial Statements have been prepared in order to present combined financial position and results of operations of the Registrant and SoFit as if the acquisition had occurred as of the beginning of the periods presented.

The unaudited pro forma condensed balance sheet has been prepared using the audited consolidated balance sheet of the Company and audited balance sheet of SoFit as of September 30, 2011.  The unaudited pro forma condensed statements of operations dated September 30, 2011 have been prepared using the audited historical statements of operations of the Company for the year ended September 30, 2011 and audited consolidated statements of operations of SoFit for the year ended September 30, 2011.

The pro forma condensed financial statements should be read in conjunction with  the financial statements of the Company as previously filed and the consolidated financial statements of SoFit which can be found as attachments to the Form 8-K. These pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual consolidated financial condition and consolidated results of operations had the share exchange been in effect during the periods presented, or of consolidated financial condition or consolidated results of operations that may be reported in the future.

2. Adjustments

The following pro forma adjustments are incorporated into the condensed combined pro forma balance sheet as of September 30, 2011 and the condensed combined pro forma statement of operations for the period ended September 30, 2011.

a)
To restate SoFits share capital to reflect exchange ratio of approximately 97 shares of IAG to 1 share of SoFit as established in the acquisition agreement resulting in the issuance of 77.8 million shares

b)	To record noncontrolling interest as 19.9% of the SoFit shares were not included in the acquisition

c)	To record negative additional paid in capital against retained earnings